EXHIBIT 10.1

PROMOTION AGREEMENT

This Promotion Agreement (this “Agreement”) is entered into and made effective as of June 14, 2005, by and among SLS International, Inc., a Delaware corporation (“SLS”), JMBP, Inc. (“JMBP”), a California corporation, and Mark Burnett (“Burnett” and, together with SLS and JMBP, the “Parties”). In consideration of the mutual agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Term of Agreement:

Unless otherwise specifically stated with respect to any covenant or agreement set forth herein, this Agreement, and the covenants and obligations set forth herein, shall be for a three (3) year term beginning on the date hereof (the "Term").

2.	Product Placements:

(a) JMBP and Burnett will use their respective commercially reasonable good-faith efforts, on an ongoing basis and from time to time during the Term, to identify opportunities to cause loudspeakers, headphones, amplifiers, home-theater-in-a-box systems and tabletop home entertainment systems (collectively, the “A/V Products”) under SLS’ brand (as so branded, the “SLS Products”) to be placed and/or otherwise used on the set or other shooting location in connection with television productions involving JMBP, Burnett or any of their respective affiliates (each, a "Product Placement"), including, without limitation, by using their respective commercially reasonable good-faith efforts to effect a Product Placement on the television production “Rock Star” that is expected to air in the fall of 2005.

(b) SLS will reasonably cooperate with JMBP's and Burnett's efforts to identify and execute Product Placement opportunities under this Section 2. No Product Placement shall occur unless a separate Product Placement agreement is entered into by the Parties. The Parties shall use commercially reasonable good-faith efforts to reach agreement with respect to each Product Placement provided that the related Product Placement agreement shall be on terms in accordance Sections 7 and 13.

3.	Product Integrations:

(a) JMBP and Burnett will use their respective commercially reasonable good-faith efforts to discover, create and execute a product integration whereby an SLS Product or SLS Products will be integrated as a part of the central premise of an episode of a Prime-Time Network Show (as defined below) in which JMBP or Burnett is involved (a "Product Integration"). In addition, JMBP and Burnett will consider in good faith such other Product Integration ideas as SLS may propose from time to time during the Term. “Prime-Time Network Show” shall mean a primetime television production on any of the ABC, NBC, CBS and FOX television networks.

(b) The Product Integration that JMBP and Burnett shall make commercially reasonable good-faith efforts to create and execute shall involve the SLS “Q-Line Qube System” (or such other SLS Product as may be mutually agreed by the Parties). In the case of a Product Integration involving the Q-Line Qube System, JMBP and Burnett will use their commercially reasonable good-faith efforts to schedule such Product Integration to be initially aired to coincide with SLS’ launch of the “Q-Line Qube System” product, which is currently expected to be launched in the first quarter of 2006.

(c) In connection with each Product Integration:

• the specific SLS Products to be used in connection therewith shall be determined mutually by the Parties;

• the Parties shall mutually select the Prime-Time Network Show in connection therewith; and

• SLS will make Quincy Jones (or another SLS spokesperson or representative subject to approval by JMBP or Burnett, such approval not to be unreasonably withheld) available to appear (at no additional cost to JMBP or Burnett except as contemplated by Section 3(e)) in connection therewith.

(d) SLS will reasonably cooperate with JMBP's and Burnett's efforts to identify and execute Product Integration opportunities under this Section 3. No Product Integration shall occur unless a separate Product Integration agreement is entered into by the Parties. The Parties shall use commercially reasonable good-faith efforts to reach agreement with respect to each such Product Integration provided that the related Product Integration agreement shall be on terms in accordance Sections 7 and 13.

(e) In exchange for each Product Integration, SLS will pay JMBP four percent (4%) of the total Net Sales of the SLS Products included in the Product Integration and any other SLS Products appearing or depicted in the program featuring the Product Integration during the one (1) year period beginning on the initial airing date of the related episode (each, a “PI Royalty”). "Net Sales" shall mean the aggregate revenues realized by SLS as a result of the sales in question, less deductions for (i) trade discounts, shipping charges, returns and allowances actually granted and (ii) any and all royalties and other fees, expenses and costs payable to Quincy Jones and/or, as applicable, any other talent participating in a Product Integration; provided, however, that the foregoing deductions shall not collectively exceed ten percent (10%) of such aggregate revenues. Net Sales shall be determined without deducting income taxes, franchise taxes, uncollectible accounts or financial discounts. Except as specifically referenced above, no costs incurred in the manufacture, sale, distribution, advertising or exploitation of such products shall be deducted in the computation of Net Sales.

4.	Licenses In Connection with Promotional Activities:

(a) In connection with each Product Placement and Product Integration, JMBP and SLS shall use their respective commercially reasonable good-faith efforts to enter into a license agreement whereby JMBP will grant SLS worldwide, non-exclusive, non-transferable licenses (each, a “License”) to use various trademarks and phrases relating to JMBP productions associated with any Product Placement or Product Integration, each such license to permit uses in connection with the sale, marketing and promotion of certain SLS Products to be mutually agreed upon by JMBP and SLS, as follows: (i) on packaging (whether on the box or on materials provided therein) of SLS Products; and (ii) in advertising (whether print, billboard, radio, television, theatrical, website-based or otherwise) relating to SLS Products. Any such license(s) will be for a term of one (1) year or less beginning on the date on which the episode associated with the related Product Integration or Product Placement is initially aired. Any advertising on television or radio shall be subject to the prior approval of JMBP's distributors and the networks exhibiting the productions related to the applicable licensed phrases or trademarks, which approval JMBP will request in good faith. The licenses will bear no royalties for uses in advertising which displays or depicts the SLS brand or any related brand but does not display, depict or advertise a particular SLS Product, but will bear a royalty of two percent (2%) of the Net Sales of each unit of SLS Product sold with packaging containing such licensed phrases (the “License Royalty”); provided, however, that no License Royalty will be paid with respect to any unit for which a PI Royalty has been or is to be paid. With respect to any license for use in advertisements displaying, depicting or advertising particular SLS Products, the Parties will use their respective commercially reasonable good-faith efforts to negotiate license arrangements that provide benefits commensurate with the two percent (2% ) royalty arrangement described above, provided, however, that in no event shall additional royalties be payable with respect to any unit of SLS Product for which either a PI Royalty or a License Royalty has been or is to be paid.

(b) The specific phrases to be included in each license shall be mutually agreed upon by JMBP and SLS as set forth in the applicable License agreement. JMBP shall have approval rights over any proposed use by SLS of any trademarks and phrases and the right to control any such use. Any such License agreement shall be on terms in accordance with Sections 7 and 13.

5.	Consulting Services.

(a) Burnett will act as an advisor and consultant to SLS whereby Burnett will, on an ongoing basis from time to time throughout the Term, use his commercially reasonable good-faith efforts to promote SLS and the SLS Products in connection with television and related opportunities. Such services include (i) advising SLS with respect to Product Placement and Product Integration matters, (ii) making introductions on behalf of SLS to celebrities, captains of industry, business partners of JMBP and Burnett, certain media entities, television networks and producers, retailers and related entities and (iii) personally recommending SLS Products as reasonable opportunities to do so may arise from time to time. Burnett shall use his reasonable discretion in determining the prospects and strategies in promoting SLS and the SLS Products as contemplated by this Section 5.

(b) In connection with Burnett’s obligations under Section 5(a), Burnett shall make himself reasonably available for face-to-face meetings with a representative of SLS (which representative shall be reasonably selected by SLS) at least once per fiscal quarter during the Term for purposes of collaborating as to prospects for promoting SLS and SLS Products as contemplated by this Section 5, provided, however, that the dates, times and locations of such meetings shall be consistent with Burnett’s schedule and availability (but otherwise subject to reasonable advance notice and availability of SLS and its appointed representatives) and SLS shall, if reasonably required by Burnett’s schedule, travel to Burnett’s location for such meetings.

(c) Burnett shall not, and is not authorized to, negotiate the terms and conditions of any agreements with any third parties on SLS’ behalf, including, without limitation, with respect to the license of any intellectual property or the payment for materials, products or services.

6.	Exclusivity.	(a) During the Term, Burnett shall not act as a paid personal spokesman with respect to any A/V Products offered by any Competitor or CE Manufacturer (each as defined below).

(b) During the Term, neither JMBP nor Burnett shall feature or display any A/V Product offered by any Competitor or CE Manufacturer in an unpaid Product Placement in a program for which JMBP (or another production entity controlled by Burnett) is the producer of, or controls, the production of such program, unless SLS is first offered, by notice in accordance with Section 18, the exclusive right to provide such A/V Product for such Product Placement. If SLS declines to provide the requested A/V product for any such Product Placement (or fails to accept the offer within two (2) days after receipt of such notice), then JMBP and Burnett may instead feature or display the applicable A/V Product offered by any Competitor or CE Manufacturer. For purposes of this Section 6(b) only, JMBP may give notice to SLS via e-mail to an e-mail address or addresses supplied by SLS for purposes of such notice. “Competitor” means any individual or entity primarily engaged in the business of manufacturing or distributing loudspeakers (including, without limitation, Bose, JBL, M&K, Infinity, Paradigm and B&W). “CE Manufacturer” means any manufacturer of consumer electronics products, including, without limitation, audio/video products. Notwithstanding anything to the contrary herein, the exclusivity provisions contained in this Section 6(b) shall not apply to any series which is in pre-production as of the date hereof (including "Rock Star" and "Apprentice IV").

(c) As to each Product Integration pursuant to Section 3, JMBP shall not produce for airing, during the season of such Prime-Time Network Show in which the SLS Product has been or is to be integrated, any episode of the associated Prime-Time Network Show which includes a product integration of a third-party’s A/V Product which directly competes with such SLS Product. For the sake of clarity, (i) any loudspeaker shall be deemed a product which directly competes with any SLS-branded loudspeaker, and (ii) this Section 6(c) shall not apply to any program where JMBP (or another production entity controlled by Burnett) does not produce or control the production thereof.

7.	Creative Control; Access Rights.

Except as provided otherwise in Sections 2 and 3, JMBP and Burnett will retain full creative control over all productions involving each Product Placement and Product Integration, including control over all aspects of the Product Placement and Product Integration, provided, however, that SLS will have the right to have a designee reasonably acceptable to JMBP or Burnett at or around the shooting location of each production relating to any Product Placement or Product Integration. To the extent practicable, JMBP will provide reasonable advance notice to SLS of the dates, times and locations of all such productions.

8.	Indemnification; Remedies.

JMBP shall indemnify and hold harmless, and shall defend and protect, SLS and its stockholders, officers, directors, employees, agents and representatives (collectively, the “SLS Indemnified Parties”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses (regardless of whether such indemnified party is a party to the action for which the indemnification hereunder applies), including reasonable attorneys’ fees and disbursements (the “Indemnified Losses”) incurred by any SLS Indemnified Party as a result of, or arising out of, or relating to any action, claim, cause of action or suit by any third party alleging that such third party is entitled to (a) any of the consideration provided or to be provided to JMBP or Burnett hereunder or (b) any other payment or benefit in connection with this Agreement or any of the transactions contemplated hereby based on any commitment or obligation by JMBP or Burnett to such third-party.

SLS shall indemnify and hold harmless, and shall defend and protect, JMBP and Burnett and, as applicable, their stockholders, officers, directors, employees, agents and representatives (collectively, the “JMBP/Burnett Indemnified Parties”) from and against any and all Indemnified Losses incurred by any JMBP/Burnett Indemnified Party as a result of, or arising out of, or relating to any action, claim, cause of action or suit by any third party alleging that such third party is entitled to (a) any of the consideration provided or to be provided to SLS hereunder or (b) any other payment or benefit in connection with this Agreement or any of the transactions contemplated hereby based on any commitment or obligation by SLS to such third-party.

To the extent that the foregoing undertakings by any indemnifying party may be unenforceable for any reason, the indemnifying party shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Losses which is permissible under applicable law.

SLS waives any right to injunctive relief as a remedy for any breach of this Agreement.

9.	Audit Rights	(a) All payments in connection with any amounts owing hereunder will be made within thirty (30) days after the end of each calendar quarter during which such payment obligations are accrued.

(b) SLS will maintain accurate and complete books and records in accordance with generally accepted accounting principles as necessary to determine the amounts payable from time to time. For purposes of verifying the amounts owed to JMBP or Burnett hereunder, JMBP or its designee will have the right to examine and audit SLS’ books and records, at JMBP’s expense, upon reasonable advance written notice to SLS; provided, however, that SLS shall be required to pay for the reasonable out-of-pocket costs of the audit if it is agreed by JMBP and SLS (or finally determined by an arbitrator or court of competent jurisdiction) that the amounts owing for any period are ten percent (10%) or more lower than they should have been.

10.	SLS Stock Options and Warrant:

On the date hereof, SLS shall issue to Burnett (i) options to purchase one million (1,000,000) shares of SLS common stock with an exercise price of Two Dollars and Five Cents ($2.05) per share (the “Options”) and (ii) warrants to purchase one million (1,000,000) shares of SLS common stock with an exercise price of Six Dollars and Fifty Cents ($6.50) per share (the “Warrants” and, together with the Options, the “Securities”). The Options will be issued pursuant to an Option Agreement in the form of Exhibit A hereto (the “Option Agreement”). The Warrants will be issued pursuant to a Warrant Certificate in the form of Exhibit B hereto (the “Warrant Certificate”).

11.	Representations and Warranties by SLS:	SLS represents and warrants to each of JMBP and Burnett that:

		(a)	It is duly organized and is validly existing in good standing under the laws of the jurisdiction in which it was organized.

(b)

It has the power authority to enter into and perform its obligations under this Agreement, the Option Agreement and the Warrant Certificate (collectively, the “Transaction Agreements”) and perform the transactions contemplated thereby;

		(c)	It has taken all necessary action to authorize the execution, delivery and performance of the Transaction Agreements and the transactions contemplated thereby; and

(d)

The execution, delivery and performance of its obligations under the Transaction Agreements and the transactions contemplated thereby will not violate or conflict with or result in any breach of or default under any material contract, agreement, lease, license, indenture, trust or other instrument which is either binding upon or enforceable against it, nor will such execution, delivery and performance conflict with any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against it.

12.	Representations and Warranties by JMBP and Burnett:	(a) Each of JMBP and Burnett represents and warrants to SLS that:

			(i)	Such Party has the power authority to enter into and perform such Party’s obligations under the Transaction Agreements and perform the transactions contemplated thereby;

			(ii)	Such Party has taken all necessary action to authorize the execution, delivery and performance of the Transaction Agreements and the transactions contemplated thereby; and

(iii)

The execution, delivery and performance of such Party’s obligations under the Transaction Agreements and the transactions contemplated thereby will not violate or conflict with or result in any breach of or default under any material contract, agreement, lease, license, indenture, trust or other instrument which is either binding upon or enforceable against such Party, nor will such execution, delivery and performance conflict with any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against such Party.

(b) JMBP represents and warrants to SLS that JMBP is duly organized and is validly existing in good standing under the laws of the jurisdiction in which it was organized.

13.	Additional Agreements:

(a) This Agreement shall remain a binding legal agreement between the Parties except to the extent set forth in any additional definitive agreements entered into by the Parties in connection with Product Placements, Product Integrations and/or License Agreements, it being understood that such other definitive agreements, upon execution thereof, will supersede the terms of this Agreement to the extent of a clear inconsistency between the terms hereof and the terms of such additional definitive agreement.

(b) With respect to any terms not set forth in this Agreement, the Product Placement agreements, Product Integration agreements and License agreements will contain terms and conditions consistent with product placements, product integrations and licenses conducted by JMBP and Burnett in the ordinary course of business (including with respect to approval rights and payment of expenses), provided, however, that each such additional definitive agreement shall, with respect to all material terms thereof, be on such terms that are at least as favorable as such terms have been provided to any third party who shall have, prior to the date that such agreement is entered into by and between JMBP and/or Burnett, on the one hand, and SLS, on the other hand, entered into a similar definitive agreement with JMBP and/or Burnett.

14.	Expenses:

Each Party will bear its own costs and expenses related to the transactions contemplated by the Transaction Agreements, except as otherwise required by Section 13 and/or as may be set forth in any Product Placement agreement, Product Integration agreement or License agreement.

15.	Publicity:

Any press release or other public disclosure regarding the Transaction Agreements or the relationship contemplated therein will be subject to the mutual approval of SLS and JMBP, such approval not to be unreasonably withheld or delayed. The Parties acknowledge that SLS intends to file a Form 8-K attaching such press release within the time period required under applicable securities laws. For the avoidance of doubt, the Parties agree that any disclosure reasonably necessary to carry out the terms of the Transaction Agreements is permitted.

16.	Independent Contractor

The Parties intend and agree that Burnett and JMBP are independent contractors and that nothing in the Transaction Agreements shall be interpreted or construed as creating or establishing the relationship of employer and employee, agency, partnership, or joint venture between SLS, on the one hand, and Burnett or JMBP, on the other hand. Burnett and JMBP are not engaged by SLS on a full-time, exclusive basis and shall retain the right to perform services for others during the Term.

17.	Governing Law; Arbitration:	(a) This Agreement is, and the definitive agreements shall be, governed by California law.

(b) Any and all disputes and controversies arising in connection with this Agreement or the transactions contemplated hereby shall be resolved by binding arbitration before JAMS, under its Streamlined Arbitration Rules and Procedures, in Los Angeles, California and on a confidential basis. Any such arbitration shall be conducted by one (1) arbitrator, which shall be a retired judge selected mutually by the Parties. If the Parties are unable to agree on a single arbitrator, then within ten (10) days after the initiation of an arbitration proceeding, the arbitrator shall be a retired judge appointed by the commercial panel of JAMS. The written decision of the arbitrator shall be final and binding upon the Parties. While the proceeding is pending, each Party will bear its own fees and expenses with respect to the arbitration and any proceeding related thereto, and the fees and other costs of JAMS and the arbitrator shall be borne one-half (1/2) by SLS, on the one hand, and one-half (1/2) by JMBP and Burnett, on the other hand; provided, however, that the non-prevailing party in any such dispute (as declared by the arbitrator, if at all) shall pay all of the prevailing party's fees and expenses (including legal fees and expenses, and any expenses of JAMS or the arbitrator).

18.	Notices:

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to JMBP or Burnett, to:

JMBP, Inc. 640 North Sepulveda Boulevard 2nd Floor Los Angeles, CA 90049 Facsimile: (310) 903-5500 Attention: Jordan Yospe, Esq.

With a copy (which shall not constitute notice) to:

Irell & Manella LLP 1800 Avenue of the Stars Suite 900 Los Angeles, CA 90067 Facsimile: (310) 203-7199 Attention: Rick Wirthlin, Esq.

If to SLS, to

SLS International, Inc. 1650 West Jackson Street Ozark, MO 65721 Facsimile: (417) 883-2723 Attention: Chief Executive Officer and President

With a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP 50 Fremont Street 20th Floor San Francisco, CA 94109 Attention: Scott Joachim, Esq. Facsimile: (415) 591-7510

The address to which such notices or other communications are to be given by either Party may be changed by written notice given by such Party to the other Party pursuant to this Section 18.

19.	Assignment:

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties, except that (a) SLS may assign, in its sole discretion, any or all of its rights and interests hereunder to any of its subsidiaries in existence at such time, (b) JMBP may delegate its obligations hereunder to any of its affiliated production companies or any entity controlled by Burnett and (c) any Party may transfer its rights and obligations hereunder to any entity to which all or substantially all of the assets of such Party are assigned. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

20.	Entire Agreement; No Third-Party Beneficiaries:

The Transaction Agreements (including the documents and the instruments referred to therein and any other writings signed by each of the Parties with respect to any related matters) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter thereof, and (b) are not intended to confer upon any person or entity other than the Parties thereto any rights or remedies thereunder.

21.	Amendments; Waivers.

No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

[Signature Page Follows]

In witness whereof, the Parties have caused this Agreement to be executed as of the date first written above.

SLS INTERNATIONAL, INC.

By:__________________________
Name:
Title:

JMBP, INC.

By:__________________________
Name:
Title:

MARK BURNETT

______________________________

Signature Page to Promotion Agreement

Exhibit A

Option Agreement

Exhibit B

Warrant Certificate